Exhibit 10.17

(English Translation)

Construction contract of construction project

(GF——1999——0201)

Longhai International

Part One
Agreement

Employers (full name):	Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd.
Contractor (full name):	Shanghai Baogang Construction Engineering Corporation (Group)

Both parties agreed on the project terms and signed a contract, which is according to “Contract Law of the People’s Republic of China”, “CONSTRUCTION LAW OF THE PEOPLES REPUBLIC OF CHINA” and Other relevant laws and administrative regulations.

On the basis of keeping to principle of equality, voluntary and good faith:

1. Project Overview

Name:	Longhai International
Address:	West of Qingdao Road and South of Bohai Road
Economic & Technological Development Zone, Weihai City
Content:	Crop Frame structures and building area is about 55,333 Square Meters

The form of additional contractor business of the group projection: (Annex 1)
Approve Number: Wei NDRC audited No. 11 (2009)
Source of fund: Funds raising

2. Scope of Construction

Scope of Construction: Civil work, installation (drainage & heavy-current engineering) and other projections received in the course. Employers have the opportunity of bidding works, such as fire protection, Air Conditioning and Intelligentization. Contractors have priority.

3. Contract duration

Commencement date: 3 days after contract date
Completion date:
Total days: 450 days

Control points of construction projects: Qualified Pile Foundation should be finished within 2 months when the projects stated. Basement should be finished within 2 months when Pile Foundation finished. Three-layer cap should be finished within 45 days when Basement was finished. All the projects should be finished before 14th Feb 2010.

4. Quality Standards

Construction Quality Standards: Qualified

5. Contact Price

Amount (Capital):	provisional estimate RMB 70 million Yuan
Subject to settling construction cost

6. Related files of contacts:

This includes:

1)	LOA
2)	Notification of award
3)	Form of Tender and its attachments
4)	Special terms and conditions of the contact
5)	General terms and conditions of the contact
6)	Standard specifications and relative files
7)	Blueprint
8)	Bill of Quantities
9)	Priced BOQ or Budget document

Some agreements or files are regarded as parts of the contract. Such as, Contract in relation to the building project negotiations and alterations and alterations, etc.

7. Some words of the agreements are given the same definition in the “General terms and Conditions” Part two.

8. Contractors promise Employers that they will work and finish the project in accordance with the terms of the contract. And they will also assume the obligations still under guaranty.

9. Contractors promise Employers that they will pay the price and other sums based on the contract rate and payment within contract date.

10. Execution of contract

Time: 11th April 2009
Address: Weihai Citiy

The contract will take effect immediately after both parties’ sign which is defined by employers and contractors.

Employer: Weihai Economic & Technology	Contactor: Shanghai Baogang Construction Engineering
Development Zone Longhai Properties Co., Ltd.	Corporation (Group) (common seal)
(common seal)

Legal Representative:	Legal Representative:
Authorized person:	Authorized person:
Tel:	Tel:
Fax:	Fax:
Deposit bank:	Deposit bank:
Account Number:	Account Number:
Postcode:	Postcode:

Part Two
General Conditions

Definition of Terms and Contract Documents

1) Definition of terms

Following words should be given particular definitions based on the types of the agreement. As well as some particular definitions in special terms and conditions.

1.1 General Conditions: It was set out on the basis of Laws and Administrative Regulations and construction needs.

1.2 Special terms and conditions: The clause is an addition to or expansion of General Conditions and also is a consensus agreement on the basis of Laws and Administrative Regulations, which is set out by employers and contractors.

1.3 Employer: Employer is a person who has the Right of contract work and payment of the price. What's more, employer also means the person named as such in this contract and the legal successors in title to such person.

1.4 Contractor: Contractor is a person who is accepted by employer has the Right of contract work and also means the person named as such in this contract and the legal successors in title to such person.

1.5 Project Manager: Project manager is on behalf of Construction Management and Contract Execution, which is set out according to special terms and conditions.

1.6 Design unit: It is a unit commissioned by employer which is in charge of designing and also receiving certificates of Design.

1.7 Surveillance unit: It is a unit commissioned by contractor which is in charge of project supervision and receiving some certifications of supervision project.

1.8 Engineer: Engineer is a General supervision engineer appointed by Surveillance Unit or a representation to fulfill a contract who is appointed by employer. The identity and authority of him is appointed in the agreement which is set out by employer and contractor.

1.9 Project cost management department: It is the relevant responsible department of the State Council, the department of construction administration under the relevant people's governments at or above the country level and its appointed cost management organization.

1.10 Project: It means the project is within the scope of agreement which is set out by employer and contractor.

1.11 Contract Rate: According to agreement, employer should give agreed payment to contractor when they have finished the project in time and in good quality.

1.12 Additional contract rate: If have some special situation to add contract rate, when the employer confirm it, they will add rate in according to Calculation Method of contract rate.

1.13 Rate: It means without contract rate, but it still should be afford by employer or contractor.

1.14 Duration: The total number of contract days includes legal holidays on the basis of consensus agreement.

1.15 Starting-date: The absolute or relative date when start to construct on the basis of consensus agreement.

1.16 Date of completion: The absolute or relative date when contractor finish the project on the basis of consensus agreement.

1.17 Blueprint: provided by employer or by contractor which is approved by employer. It should fully satisfy the requirements for direct construction (include all instructions and relevant files).

1.18 Construction plant: It is a plant provided by employer which is intended to be used as construction plant. Or other plant appointed in the blueprint which is provided by employer.

1.19 Written Form: "Written form" refers to a form such as a written contractual agreement, letter, electronic data text (including a telegram, telex, fax, electronic data exchange and e-mail) that can tangibly express the contents contained therein.

1.20 Default Responsibility: It means a party who fails to perform his contractual obligations, or performs them in a manner which is not in conformity with the agreed terms shall assume the responsibility.

1.21 Claim: In the course of implementing this contract, if not our own faults, the actual loss should be assumed by opponent. In addition, it still have rights to get economic compensation and (or) postponed the project.

1.22 Force Majeure: Force Majeure as referred to in this contract means unforeseeable, unavoidable and insurmountable objective conditions.

1.23 Hour or day: The time will be counted as hours according to contract. We should begin computation from valid beginning (include rest time). The time will be counted as days according to contract. It will be counted from the next day not intraday. If the last day of the deadline is legal holidays, the next day will be the actual last day except completion date. The cut off time of the deadline is 24:00.

2) Contract files and Explanation order for the contract document

2.1 Contract files should have mutual entailment and Description. The sequence of composition and explanation is as follows but special terms and conditions.

(1)	Agreement of contract
(2)	Notification of award
(3)	Form of Tender and its attachments
(4)	Special terms and conditions
(5)	General Conditions
(6)	Standard Specifications and relevant technology documents
(7)	Blueprint
(8)	Bill of quantities

Quotation sheet or budget statement

In the performance of the contract, agreements or documents of discussion and amendment under the contract is a part of the contract.

2.2 When the contract is ambiguous or nonconformity, the difficulty without any great influence should be resolved by consultation among employer and contractor. Both sides still have rights to appoint supervising engineer to show the explanation. If both sides do not agree with the explanation or get the consensus agreement, we should resolve the difficulty according to Article 37 of General Terms.

3) Language & applicable legal, standard and norm

3.1 Language

The contract is explained and written in Chinese. If Special terms and conditions ask for using two more (include two) languages, Chinese is the standard language for explaining the contract. In the minority district, minority language can be used for explanation under negotiation by both sides.

3.2 Applicable laws and regulations

The contract is apply to the state laws and administrative regulations. Some need express and implied laws and administrative regulations that should have to reach an agreement with both sides.

3.3 Applicable standard & norm

Some Names apply to state Standard and Norm under Special Terms and Conditions. Some names without state Standard and Norm but apply to the laws and regulations of the construction trade. Some names without state Standard and Norm but apply to the laws and regulations of construction worksite. Employer should provide a bipartite appointed Standard and Norm to Contractor in promised time that is appointed in Special Terms and Conditions.

If there are no relevant home Standard and Norm, Employer should make requests of construction technique in promised time that is appointed in Special Terms and Conditions. Contractor should offer the construction technology in promised time. It could carry out once admitted by employer. If employer asks for using aboard Standard and Norm, the Chinese Translation also should be provided by employer.

The cost of buying translation standard or installing construction technology should be assumed by employer.

4) Blueprint

4.1 Employer should provide the blueprint to contractor according to provided date and number sets. If the contractor is in need of increasing the number sets of blueprint, employer should provide the copies to contractor. The cost of copies should be assumed by employer. If employer has confidentiality requirement, the requirement should be put forward in Special Terms and Conditions and also the cost of it should be assumed by employer. Contractor should fulfill an obligation of secrecy within a certain time.

4.2 Contractor should not give the blueprint to the 3rd person without employer’s agreement. When contractor complete the warranty of engineering quality, all the blueprint should return to employer except some blueprints for record-keeping.

4.3 Employer should reserve a complete blueprint in job site which is used for inspecting by engineer and concerned person.

The Rights and Duties of both sides

5) Engineer

5.1 If it needs to carry out construction inspection, the employer should provide the name, content and permissions of surveillance unit to contractor in written form.

5.2 The general supervision engineer which is appointed by surveillance unit is called engineer in the contract. His name, duties and rights are specified by both sides in Special Terms and Conditions. The engineer should use the rights according to the agreed upon in the contract. The requirements of engineer in the Special Terms and Conditions and the engineer should be admitted by employer.

5.3 The representation which is appointed by employer to fulfill the contract in construction site is also called engineer. His name, duties and rights are specified by employer in Special Terms and Conditions. But the rights of him should not the same as the rights of supervision engineer. If the rights of both sides are not clear, employer should make them clear and notice contractor in written form.

5.4 If something about influencing rights and obligations are happened during the course of performance, the supervising engineer should treat these matters with candor according to appointed rights in contract. If one side has disagreement to it, both sides have to act according to the Article 37 of the General Terms.

5.5 The supervising engineer has no rights to relieve the rights and obligations of contractor appointed in the contract. As well as there are some explicit agreements in the contract and employer’s agreements.

5.6 If it needs not to carry out construction inspection, the engineer in the contract is the representation who is appointed by employer to perform the contract in the construction site. The actual duties of him are specified in the Special Terms and Conditions provided by employer in written form.

6) Appointment & Instruction of engineer

6.1 The engineer has the right to appoint his representative to exercise his rights and retract the appointment if necessary. No matter appointment or revocation should notice contractor ahead of 7 days in written form. The supervising engineer should give notice of the appointment or revocation to contractor. Appointed Letter and withdrawal are regarded as contract attachments.

Any letters in written form sent by the representation of engineer under a duty as authorized and by the engineer have the same effect. If contractor disagree with his letters, the contractor have the rights to give them to the engineer. And the engineer should make a confirmation. When there is some wrong commands give by representative, the engineer should correct them.

The other person appointed by employer has no rights to make any commands, as well as engineer and his representative.

6.2 The commands and information of engineer should be signed by himself and submitted to project manager in written form. It will put into effect when the manager signs his name on the feedback. If necessary, engineer should give oral commands and confirm in written form within 48 hours. Contractor should carry out the commands given by engineer. If the engineer can’t give the written confirmation in time, contractor should ask for written confirmation after 7 days when they get the oral commands. If the engineer didn’t give the confirmation to contractor within 48 hours, contractor can think that it has already be established.

If contractor thinks the engineer’s commands aren’t reasonable, the contractor should provide modifier written form to engineer within 24 hours. The engineer should make a decision on amendment or carrying out primary commands and inform contractor in written form. In urgent, if the engineer ask for carrying out primary commands, the contractor should carry out without any disagreement. The cost for increasing rate and loss which is by reason of wrong commands should be assumed by employer. The delayed schedule will be postponed.

This rule is also applicable to the commands given by representative of engineer.

6.3 The engineer should provide instructions and perform the obligations. If the delayed schedule were caused by engineer, the loss of increasing rate and delay should be assumed by employer. And the employer should compensate for the loss to contractor. The delayed schedule will be postponed.

6.4 Employer should provide written form notice to contractor ahead of 7 days, if they ask for changing the engineer. The new engineer should fulfill the obligation and powers of the former’s.

7) Project Manager

7.1 Name and duties of project manager will be specified in Special Terms and Conditions.

7.2 The notice according to contract given by contractor should give to engineer when the project manager signs his name on it. It will be took effect when the engineer receive it and sign his name on the feedback.

7.3 Project manager and the engineer give instructions and organize the construction according to planning and programming of project construction (Scheme) admitted by employer and contract. In case of an emergency or the engineer is out of reach, the project manager should take emergency measures which are guarantee the safety of people, project and property. If it is Employer’s or the third person’s responsibility, the loss should be assumed by Employer. The delayed schedule will be postponed. If it is contractor’s responsibility, the loss should assumed by contractor. The delayed schedule will not be postponed.

7.4 Contractor should provide written form notice to Employer for the approval ahead of 7 days, if they ask for changing the project manager. The new project manager should fulfill the obligation and powers of the former’s.

7.5 Employer has the rights to negotiate with contractor to change the inefficient manager.

8) Job of Employer

8.1 Employer should finish the following work within certain time according to Special Terms and Conditions.

(1) Tasks such as Land Acquisition. compensation for demolition and field flat, etc. Employer should make the field have qualifications for construction. Employer also is in charge of settling the remaining problems of the above items.

(2) The available of water, electricity and telecommunications shall be connected to the appointed place to guarantee the need of construction.

(3) Opening an passage between project sites and rural public road and main road appointed in the Special Terms and Conditions to ensure safety and traffic smoothness.

(4) Providing files about engineering geological and underground pipelines of project site and answer for the accuracy.

(5) Handling the license of construction and other construction document requirements. And some approval procedures of ground temporarily, suspension of water and electricity supplies, street up and blast work, etc. (except qualifications certificates of contractor.

(6) Ensuring the bench marks and control points and providing to contractor in written form. They should accept inspection in working site.

(7) Organizing contractor and design unit to inspect the blueprint and the designing.

(8) Coordinating the underground pipelines and neighboring constructions, structures (includes architectural conservation), protecting Old and Famous Trees and assuming relevant cost.

(9) Other jobs which should finished by employer are appointed in the Special Terms and Conditions by both sides.

8.2 Employer has opportunity to delegate part of jobs in article 8.1 to contractor. Both sides shall reach an agreement in Special Terms and Conditions. The cost of it should be assumed by employer.

8.3 If Employer doesn’t fulfill obligations of article 8.1 that results in losses and delayed schedule, the losses shall be assumed by employer. The delayed schedule will not be postponed.

9) Job of contractor

9.1 Contractor should finish the following work within certain time according to Special Terms and Conditions.

(1) Contractor design construction document or matching construction according to delegation of employer in the scope of his design certification. Employer should assume the cost of it, when it is confirmed by engineer.

(2) Providing year’s, quarter of a year’s and month’s Scheduled Plan and relevant progress reports.

(3) Providing and servicing lighting which is not used at night and fences according to the requirement of project, and also take charge of security guard.

(4) Providing offices and houses in project sites to contractor according to the quantity and requirements which are appointed in the General Terms. The cost of it should be assumed by employer.

(5) Keeping the government regulations on the traffic, noise, environment protection and safe production of worksite. Contractor also need comply with formalities and inform employer in written form. The employer should assume the cost, except the fines caused by contractor.

(6) Before turning in a project, the work plan of protection is completed by the contractor. Employer should repair it and assume the cost. The Special protection for part of project which is given by contractor and requested by employer, and relevant increase rate .They are negotiated in Special Terms and Conditions by both sides.

(7) Protecting the underground pipelines and neighboring construction, structures (includes architectural conservation) and Old and Famous Trees according to Special Terms and Conditions.

(8) Keeping project sites tidy and clean which is observed the environmental hygiene management. Contractors should make the sites clean up according to Terms and assume the losses and fines.

(9) Other jobs which should finished by contractor are appointed in the Special Terms and Conditions by both sides.

Construction organization design & Duration

10) Timing plan

10.1 Employer should provide Construction organization design and Timing plan to engineer according to the dated appointed in the Special Terms. Engineer should give confirmation or amendment in time. If not. it will be read as an agreement.

10.2 When the projects are executed by some other units. contractors should comply with employer’s blueprints and relevant files, unit project’s timing plan and other contents appointed in the Special Terms.

10.3 Contractors should organize the projects according to the timing plan and accept engineer’s supervisory inspection. If the actual plan is not same as the timing plan, Contractors should give improvement approach which is confirmed by the engineer. Contractors have no rights to increase project price when the difference is caused by Contractors.

11) Start & deferred start

11.1 Contractors should start the work in the date appointed in the agreement. If contractors couldn’t start on time, it couldn’t later than the 7th days after start-date and also should offer the reasons and requirements of deferring start. Engineer should give his answer to contractors within 48 hours when he got the application. If not, it will be regarded as an agreement. The delayed schedule will be postponed. The delayed schedule will not be postponed if the engineer doesn’t agree with the extension or no applications about extension are given by contractors.

11.2 The engineer should inform the contractors in written form that it can’t start on time. It is caused by some reasons of employer. The start-date will be postponed. Employer should compensate for the loss to contractors and the delayed schedule will be postponed.

12) Suspension of construction

If necessary, the engineer should ask for suspending the project in written form and provide solutions in written within 48 hours. If not, contractors have rights to return to work. If the stoppage is caused by employer, the loss and cost should be assumed by him. The delayed schedule will be postponed. If the stoppage is caused by contractors, the loss and cost should be assumed by him, but the delayed schedule will not be postponed.

13) Delayed schedule

13.1 The delayed schedule will be postponed which are caused by the reasons confirmed by engineer as following.

(1) Blueprints and Conditions of the project start aren’t provided by employer according to Special Terms and Conditions.

(2) Contractors couldn’t provide payment and progress payment. so that normal construction cannot be carried on.

(3) Engineer couldn’t provide instructions and approval. so that normal construction cannot be carried on.

(4) Design change & increase the quantity of the project

(5) Suspension of water .electricity and gas supplies more than 8 hours not caused by Contractors within one week. (6) Force Majeure (7) Some other situations which are confirmed by Engineer or appointed in the Special Terms

13.2 Contractors should provide the delayed schedule report to Engineer within the 14 days when the situation about article 13.1 was carried out. The Engineer should give confirmation within 14 days. If not, it will be read as an agreement.

14) Construction completion

14.1 Contractors should complete the project on the date which is appointed in the agreement or confirmed by the engineer.

14.2 Contractors shall be liable for breach of contract, if contractors couldn’t complete the project in time because of their own reasons.

14.3 If the project has been completed ahead of schedule, both sides should negotiate the special agreement about completing ahead of schedule which is as a part of contract document. This agreement includes some measurements which are play a very important role for quality and safety. It is also includes some conditions and additional contract price of completing ahead of schedule.

Quality & Inspection

15) Quality of project

15.1 Quality of project should reach the standardized appointed in the agreement. Evaluation of Quality Standards should be in accordance with state or trade Quality Standard. Contractors shall be liable for breach of contract in accordance with the law, if it is caused by contractors.

15.2 If there are some issues between both sides, it should be appraised by TQC confirmed by both sides. The costs and losses of it should be assumed by responsible party. If they all have responsibility, the costs and losses should be assumed by both sides.

16) Inspection & Rework

16.1 Contractor should carry out according to standard specifications. blueprints and engineer’s instructions and accept engineer’s inspection at all times. In addition, they should provide accommodations for inspection.

16.2 The part which doesn’t reach the standard, the contractor should removal and rebuilt when it is discovered by the engineer. Contractors should removal and rebuilt them according to requirements till reach the standard. The cost of rebuilt should be assumed by contractor. The delayed schedule will be postponed.

16.3 The inspection given by engineer should not influence the normal project. If not, the loss shall be assumed by contractor when it is unqualified. Besides, the other cost of additional contract price should be assumed by employer.

The delayed schedule will be postponed.

16.4 The additional contract price which is caused by engineer’s fault instructions or non-contractor should be assumed by employer.

17) Concealed works and intermediate acceptance

17.1 Contractor can make self-criticism when the project have concealed conditions or finish the part of intermediate acceptance according to Special Terms and Conditions. They should inform engineer to inspect in written 48hours before concealed or intermediate acceptance. The concealment, the contents, place and time of intermediate acceptance should be informed. Contractor prepares the record of inspection. When it is qualified and signed by engineer, the concealment and continuing operation should be carried out by contractor. If not qualified, it should be inspected again when contractor have amend it within appointed time according to mission time given by engineer.

17.2 If the engineer couldn’t inspect in time, he shall inform contractor in written 24hours before inspection. But the deferred time can’t be more than 48 hours. If not, the inspection couldn’t be held. What’s more, the inspection can be held by contractor and the record should be accepted by engineer.

17.3 After inspection and the quality of project is reach the requirements of standards, specifications and blueprints. 24 hours later, if there is no signature of engineer on the record, it will be read as a recognition. The concealment and continuing operation should be carried out by contractor.

18) Recheck

No matter the inspection is held or not, when the engineer asks for recheck the concealed project. The contractor should strip it off and make a hole. When the inspection complete, contractor should cover or repair them. When it is qualified, the additional contract price and losses of it should be assumed by employer. The delayed schedule will be postponed. If not qualified, the cost should be assumed by contractor, but the delayed schedule will not be postponed.

19) Project startup

19.1 When both sides promised startup, the contents of it should be same as the scope of installation contracted by contractor.

19.2 Equipment Installation are under conditions of No-load of Single Machine.contractor organize the startup, and inform the engineer in written 48 hours before startup. The information includes contents, time and address of the startup. Contractors prepare the record of the startup and employer provides necessary conditions for startup. When it qualified, engineer should sign the record.

19.3 If the engineer couldn’t participate in testing, he should ask for extension in written 24 hours before the startup beginning. But the extension couldn’t more than 48 hours. If not, the engineer should accept the testing record.

19.4 Equipment Installation are under conditions of No-load of linkage, employer organize the startup, and inform the Contractors in written 48 hours before startup. The information includes contents, time, address of the startup and requirements of contractors. Contractors make a good preparation according to requirements. When it qualified, both sides should sign the record.

19.5 Obligations of Both sides

(1) If the testing did not reach the requirements of the inspection, employer should demand design unit to amend the design and contractor should reinstall the design according to revised design. The cost of them should be assumed by employer. The delayed schedule will be postponed.

(2) If it did not reach the requirements of the inspection caused by equipment, Equipment Procurement should take responsibility for buying a new one or repairing it. Contractors take responsibility for removing and reinstalling. All the cost should be assumed by contractors who is bought the equipment and the delayed schedule will not be postponed. If the equipments were bought by employer, all the cost should be assumed by him and the delayed schedule will be postponed.

(3) If the testing is not reach the requirements of the inspection which is caused by contractors. Contractors should reinstall and test it according to engineer’s requirements. And the cost of it should be assumed by Contractors, but the delayed schedule will not be postponed.

(4) The cost of testing (except the cost of the contract price or appointed in the Special Terms) should be assumed by employer.

(5) If the engineer didn’t sign the testing record, it will be read as an agreement 24 hours after testing. Contractors can go on constructing or Handling procedures on completed.

19.6 Employer takes responsible for testing for batch charging when the project completed. If employer demands testing before completed or combination of contractors, it should be approved by contractors. Supplemental Agreements should be signed.

Construction safety

20) Construction safety & Inspection

20.1 Contractors should comply with relevant regulations and organize construction according to Safety Standard. And get ready to be inspected in all time. Take measures against hidden danger of accident. The losses which are caused by contractors should be assumed by himself.

20.2 Employer should make safe education among the workers in the sites and also are responsible for their safety. Employer couldn’t demand contractors to carry out the construction in the criminal way. The losses should be assumed by employer, if the losses are caused by himself.

21) Security Protection

21.1 When contractors carried out construction near the following place, including power equipments, Power transmission lines, underground pipelines, sealed shockproof workshop, highly flammable, explosive places and main communication lines nearing street. Contractors should provide Safety protection measures to engineer before the project and get the permission. The cost of it should be assumed by employer.

21.2 When they perform Blasting or work under such conditions as radiation, toxic risk and corrosive, contractor should inform the engineer 14 days before project in written form and provide the projection measures. When they get the permission, the cost will be assumed by employer.

22) Accident Management

22.1 When the big accident was happen, contractor should inform the engineer and relevant department. The cost will be assumed by accident responsible party according to the requirements of relevant state department.

22.2 Take measures to resolve disputes according to the relevant requirements of state departments.

Contract Price and Payment

23) Contract price and adjustment

23.1 The Contract price of public bidding for construction projects is appointed in the negotiated bidding agreement. The other non-contract price is appointed in the budgetary agreements.

23.2 When the price is come to conclusion, both sides have no rights to change it. When they have to confirm the price, take one of the three measurements as following is ok.

(1) Fixed price or lump sum contracts. Contract price and Computational Method of risk cost are appointed in the ST (Special Terms and Conditions), no adjustment should be make on contract price. The adjustment of other contract price should be made according to ST.

(2) Adjustable price contract. The adjustment should be made according to appointed adjustment measures.

(3) Cost plus award fee contract. Contract price includes cost and award fee, both sides appointed its computational methods.

23.3 The adjustable factors of adjustable contract price including: (1) The influence of laws, administrative regulations and National policy. (2) Price-setting which is brought out by project cost management

(3) Suspension of water, electricity and gas supplies more than 8 hours which is not caused by contractor within one week

(4) Other appointed factors

23.4 Contractor should provide reason and amount to engineer in written within 14 days after the accident of article 23.3 happened. When it is confirmed by engineer, the cost of it should also be paid by him at the same time with other cost. If not, it will be read as an agreement.

24) Advance payment for the project

When carry out Advance payment for the project, employer should appointed the time and amount of payment to contractor according to ST. The payments will be deducted according to appointed time and proportion after operation. Time of pay in advance should not be late 7 days after start-date. If the employer do not give payment as appointed, contractors have rights to demand him to give payment 7 days after appointed date. When the employer got the information but still don’t give payment, contractors have rights to stop constructing 7 days after giving the information. Employer should pay interests to contractor from the appointed date. He shall be liable for breach of contract in accordance with the law.

25) Acknowledgement of work amount

25.1 Contractors should provide report on work amount to engineer at the appointed time. The engineer should check the finished work amount (called computation) according to blueprints within 7 days. And they are also need to inform Contractor 24 hours before computing. Contractors should give a lot of convenience and send staff to take part in. If contractor do not take part in, the result will be read as an agreement.

25.2 If the contractor does not compute it within 7 days when he got the information, from the 8th day, the work amount of the report will be regarded as identified and as a basis for the payment of price of work amount. If the engineer could not inform the contractor at appointed date, the result will be regarded as invalid.

25.3 The work amount which is out of the scope of blueprints and caused of contractor should not be computed by the engineer.

26) The payment of Project Funds (progress payment)

26.1 Employer should pay the Project Funds (progress payment) to contractor 14 days after results confirmation. The prepayment which is the same as the Project Funds (progress payment) should be remained by employer at appointed date.

26.2 The adjustable contract price appointed in the article 23 and 31 of General Terms and other terms should be paid and adjusted at the same time with the Project funds (progress payment).

26.3 If the employers do not pay the Project funds (progress payment) in time, contractor should provide information about the payment to him. If employer still not pay the funds when he got the information, he could negotiate with contractor to make agreement on deferred payment. He could defer the payment when it is admitted by the contractor. The agreement should identify the time of payment. And he also should pay the interests from the 15th day when they got the computing results.

26.4 The losses should be assumed by employer because the employer couldn’t give the payment at appointed time and both sides to reach an agreement on deferred payment.

Supply of equipment and materials

27) Employer supply the equipment and materials

27.1 If the equipment and materials are supplied by employer, the list of supply of equipment and materials should be appointed by both sides, and the list also should be regarded as a attachment of the contract (attachment 2). The list includes the varieties, size, type, amount, unit price, quality, supply time and supply address of the Supply of equipment and materials.

27.2 Employer supplies the equipment and materials according to the list and the qualifications of them. Employer should be responsible for the quality. Employer should inform the contractor to count the goods with them 24 hours before the goods were arrived.

27.3 Contractor should be assumed the cost of safekeeping when the materials supplied by employer have been counted them. The contractor should assume the loss when the loss is caused by contractor. If the employer do not inform the contractor to count the materials, contractor isn’t responsible for protecting the materials. The losses will be assumed by employer.

27.4 If the equipment and materials supplied by employer are not same as the list, the employer should bear relevant responsibility. Both sides should reach an agreement according to ST as following:

(1) When the unit price is not matching the list, the spread should be assumed by employer.

(2) When the varieties, size, type, amount and quality of them are not matching the list, contractor has rights to refuse to keep them. In this case, employer should delivery them out of the sites and buy some new ones.

(3) When the type, size of them aren’t matching the list, once admitted by employer, contractor could make up a prescription. The losses should be assumed by employer.

(4) When the address is not matching the list, employer is responsible for delivering them to the appointed place.

(5) If the supply of amount is less than appointed amount, the absent should be attended by employer. If the supply of amount is more, the redundant goods should be sent out by employer.

(6) If the equipments and materials are arrived earlier, the cost of protection should be assumed by employer. If late, the losses should be assumed by employer. The delayed schedule should be postponed.

27.5 Before using the equipment and materials supplied by employer, contractor is responsible for checking test. If not qualified, the cost of checking test should be assumed by employer.

27.6 The settlement methods of equipment and materials should be supplied by employer and appointed in the ST by both sides.

28) The contractors purchase the equipment and materials.

28.1 If the contractor is responsible for purchasing, they should purchase them according to appointed design and standard in the ST and supply the qualifications. The contractor also should take charge of the quality. The engineer should be informed to count by contractor 24 hours before the goods arrived.

28.2 If the materials aren’t matching the design standard, contractor should sent them out according to engineer’s requirements and buy the new goods according to the requirements. The cost will be assumed by contractor. The delayed schedule will not be postponed.

28.3 Before using the equipment and materials supplied by contractor, the inspection should be taken according to engineer’s requirements. If not qualified, it could not be used. The cost will be assumed by contractor.

28.4 If the engineer spotted that the contractor bought and used the equipment and materials which are not qualified, they have rights to demand contractor to repair and demolish them or to purchase the new ones. The cost will be assumed by contractor and the delayed schedule will not be postponed.

28.5 If the substitute materials should be used, the contractor should get the confirmation of the engineer. The increase or decrease of contract price should be appointed by both sides in written form.

28.6 The equipment and materials supplied by contractor, the manufacturer and suppliers could not be appointed by employer.

Engineer Change

29) Engineer design change

29.1 If the employer demands to change the engineer design, he should inform the contractor the alterations 14 days in advanced in written form. The alteration excesses the standard of appointed construction scale. It should be inspected by planning management and relevant department. The modified blueprints and instructions should be provided by employer. The alterations should be taken according to appointed information and requirements.

(1) The elevation, baseline, position and dimensions of the project should be changed. (2) To add or detract the project amount according to contract (3) The time and sequence of the project should be changed (4) The other jobs which are good at changing the project

The losses should be assumed by employer, because that the losses are caused of the alterations. The delayed time should be postponed.

29.2 The contractor has no rights to change the project design. The direct losses which are caused by contractor’s alterations should be assumed by contractors. The delayed time should not be postponed.

29.3 The rationalization proposal on design change and equipment and materials change which are provided by contractors should be admitted by engineer. If not, the losses should be assumed by contractor. Contractor also has obligation of compensation for losses. The delayed schedule will not be postponed. If the rationalization proposal was admitted by the engineer, the costs and benefits should be negotiated by both sides.

30) Other Modifications

If the contractor demands to change the quality of project or other materially alter, it should be resolve by negotiated with both sides.

31) To determine the modification of price

31.1 Contractor should provide the report on changing the project price within 14 days when the change of project was confirmed. The price will be revised when it is confirmed by engineer. The methods of change contract price should be taken as following:

(1) If there is appointed price of engineering change, they could change the contract price according to the contract.

(2) If there is similar price of engineering change, they could change the contract price according to it.

(3) If there is no appointed and similar price of engineering change, contractor should provide a reasonable price. The price will be adopted when it is confirmed by the engineer.

31.2 If contractor provides the no report on changing the project price within 14 days when the change of project was confirmed. The change will be regarded as a change irrelevant with contract price.

31.3 The engineer should confirm the report on Payment Change in Engineering Project within 14 days when he got it. If the engineer doesn’t confirm it without reasonable causes, the report will be confirmed from the 15th day when the report arrives.

31.4 If the engineer is disagree with the Payment Change in Engineering Project, it will be solved according to article 37 of the General Terms.

31.5 The additional Payment Change in Engineering Project is regarded as additional contract price. The Payment Change in Engineering Project and Project Funds will be paid at one time.

31.6 If the change of engineering was caused by contractor, contractor has no rights to demand to add the contract price.

Inspections and settlements of completion

32) Inspections of completion

32.1 If the conditions of inspection that the Project had, contractor should provide complete completion materials and reports according to relevant state provisions of Construction completion. If the both sides promised that the as built drawing should be provided by contractor, the contractor should provide the date and quantities of it according to Special Terms and Conditions.

32.2 Employer should organize the inspection within 28 days when the completion report was received. The Contactor should give confirmation or suggestions within 14 days after the inspection. The contractor should repair it according to the suggestions and assume the cost.

32.3 If the Owner fails to organize acceptance within 28 days after receipt of the completion acceptance report delivered by the Contactor, or fails to offer amendment opinions within 14 days after acceptance, the completion acceptance report shall be deemed to have been recognized.

32.4 When the completion inspection is fulfilled, the actual date of completion is the date when the contractor sent the contract.

32.5 If the employer do not organize the inspection within 28 days when the completion report was received, from the 29th, the contractor should take responsibility for protecting the Project and all the accidents.

32.6 The completion scope of middle term and completion time are appointed in the Special Terms and Conditions. The inspection procedures should be executed according to article 32.1 and 32.4 of the General Terms.

32.7 Due to special reasons, employer demand some units to complete the Project without parts of project. The agreement of completing the project without parts of project should be signed in order to confirm the responsibility of both sides and methods of payment.

32.8 If the project without going through the acceptance check or considered unqualified after the acceptance check shall not be put into use.

33) Settlement of Completed Projects

33.1 When the Owner organizes acceptance within 28 days after receipt of the settlement of completion acceptance report and settlement documents delivered by the Contactor. Contractor should provide settlement of completion acceptance report and complete settlement data.

33.2 The Owner makes confirmation or gives suggestions within 28 days after receipt of the completion acceptance report delivered by the Contactor. The employer confirms the report and informs the administering bank to pay the Accounts Settled. The contractor gives the complete project to engineer within14 days after Accounts Settled acceptance.

33.3 If the Owner fails to give the Accounts Settled without reasonable causes within 28 days after receipt of the completion acceptance report and settlement documents delivered by the Contactor, from the 29th day, employer should pay interests to contractor according to the prime bank interest for loans of the time. He shall be liable for breach of contract in accordance with the law.

33.4 If the Owner fails to give the Accounts Settled within 28 days after receipt of the completion acceptance report and settlement documents delivered by the Contactor, from the 29th day, the contractor has rights to remind him to give the payment. If the Owner fails to give the Accounts Settled within 56 days after receipt of the completion acceptance report and settlement documents delivered by the Contactor, contractor has rights to negotiate with employer to make a discount. And contractor also should apply the people’s court to sale the project by auction according to the law. Contractor has priority rights on the remuneration of discount and auction.

33.5 If the contractor fails to supply the completion settlement report and complete settlement documents within 28 days after the confirmation is given by employer. If the normal project settlement could not be carried out or the payment cannot be paid in time, contractor should complete the project when employer demanded and also should protect the project when employer didn’t demand.

33.6 If there are arguments on Accounts Settled between both sides, the arguments should be solved according to article 37 of General Terms.

34) Quality Warranty

34.1 The contractor assumes the responsibility of quality warranty during warranty time according to relevant laws. regulations and rules.

34.2 The implement of quality warranty. Contractor should sign the warranty certification before completing the project. The certification is regarded as the contract attachment. (attachment 3)

34.3 The main contents of Warranty Certification (1) The items, contents and scopes of quality warranty (2) The warranty time (3) The responsibility of warranty (4) The methods of warranty payment

Default, Claims and Disputes

35) Default

35.1 The employer breaches the contract when the following situations were happened.

(1) Employer cannot give the prepayments in time which is referred to article 24 of General Terms.

(2) Employer cannot give the project payment according to contract which is referred to article 26.4 of General Terms. That causes the construction can’t be carried out normally.

(3) Employer cannot give the Accounts Settled without reasonable causes which is referred to 33.3 of General Terms.

(4) The other situation that employer fails to perform his contractual obligations, or performs them in a manner which is not in conformity with the agreed terms.

The employer should be held responsible for the breach of the contract and compensate the losses with money.

35.2 The contractor breaches the contract when the following situations were happened.

(1) The project cannot be completed in time because of contractor’s reasons or the delayed schedule could be postponed confirmed by engineer, which are referred to article 14.2 of General Terms.

(2) The quality of project can not be up to the appointed standard because of contractor’s reasons which is referred to article 15.1 of General Terms.

(3) The other situation that contractor fails to perform his contractual obligations, or performs them in a manner which is not in conformity with the agreed terms.

The contractor should be held responsible for the breach of the contract and compensate the losses with money. The computational methods of losses and penalty and the amount of penalty should be appointed in the General Terms.

35.3 The parties to a contract may agree that one party shall, when violating the contract, accept responsibility and continue to fulfill the contract.

36) Claims

36.1 When there are reasonable causes and evidence, the one party to a contract has rights to take a claim against the other party.

36.2 The situations such as the employer could not fulfill the obligations or the error occurred caused by employer are caused some losses. The losses include that the project was delayed and (or) the contract price cannot get in time or other economic losses. Contractor could claim for indemnity in written form according to procedures as following.

(1) The claim information has been provided to the engineer within 28 days after the claim was occurred.

(2) Providing long-term and (or) compensation report and relevant data on economic loss.

(3) The engineer should reply the claim report and relevant data within 28 days or demands replenish the claim causes and evidence.

(4) If the engineer fails to reply the report and data within 28 days after receipt of the compensation report delivered by the Contactor, the compensation will be regarded as confirmed.

(5) When the claim is in the progress, contractor should send intention to claim to engineer staged. Contractor provides claim data and the final claim report within 28 days when the claim is finished. The procedures of claiming are the same as the rules of (3) and (4).

36.3 If the contractor fails to fulfill the responsibility of contract and leads to economic losses. Employer has rights to enter a claim against contractor according to article 36.2.

37) Disputes

37.1 If there is any dissension when employer and contractor execute contract, they two can compromise or command relative responsible departments to mediate. If one party disagree with the above methods, the dissension could be solved by appointed methods as following.

The first solution: in accordance with the arbitration clause of contract, or a written arbitration agreement concluded after the contract has been signed, be submitted to a copyright arbitration body for arbitration.

The second solution: to directly file a suit in a people's court.

37.2 Both sides are responsible for keeping constructing and protecting the completed project even the dissension has occurred. Excepting the following situations:

(1) Fails to perform the contract because of Unilaterally broke the contract. The both sides reach an agreement to stop the construction.

(2) Mediating the dissension and stop the construction are confirmed by the both sides (3) Arbitration agency ask for stop construction (4) Lower Court ask for stop construction

Others

38) Engineering Subcontract

38.1 Contractor jobs out part of the contract according to the Special Terms and Conditions and signs agreements with subcontractors. Contractor cannot job out any part of contract to subcontractors without employer’s permission.

38.2 Contractor should not job out all the project to the other, also should not dismember the project and subcontract them in the name of subcontracting.

38.3 Construction subcontracting can not relive any Accountability and Liability of the contractor. The contractor should make the management personnel to let the contract to be fulfilled. Any noncompliance or neglect of the subcontracting enterprise causes losses to contractor, contractor need to undertake join and several liability.

38.4 The subcontract project cost should be settled with the contractor and the sub contractor. Contract letting party have no right to pay the cost for the project without the consent of contractor.

39) Non –resistance Action

39.1 Non –resistance action involves exploding, fire, Natural Hazards or war, unrest, or flyer droping.

39.2 After the Non –resistance action, the contractor must inform engineer immediately, and take measures to decrease the loss as much as possible. If the engineer think it must be stopped, the contractor must stop here. 48 hours After the Non –resistance action, the contractor need to inform the disaster situation to engineer and estimate the repair fee. If the Non –resistance action lasts, the contractor must inform engineer every 7 days. 14 days after the Non –resistance action, the contractor needs to inform the disaster situation to engineer and estimate the repair fee.

39.3 The fee and delay due to the Non –resistance action , two parties will be treated according to the rules below:

(1) The subcontractor undertake the casualties, property damage, material of construction and damage control equipment due to the project.

(2) The casualties which is due to the subcontractor is undertaken by the contractor.

(3) The contractor must undertake the equipment damage stand-by loss

(4) During the lockout term, the employer undertakes the expense which engineer requires management personnel and guards to cost.

(5) The project needs to be cleared and restored.

(6) The delay prolongs according to time.

39.4 The responsibility cannot be exempt from the party delays

40) Insurance

40.1 The employer need give the workers insurance before the beginning of the project. 40.2 The employer must cover the insurance for the material and equipment of the project. 40.3 The employer can entrust the contractor to cover the insurance and pay for the fee.

40.4 The employer must cover the insurance for the workers who do hazardous operation and the material and equipment of the project .

40.5 Both the contractor and employer must take measures to decrease the losses when happens to accidents.

40.6 The content and the responsibility of the insurance is provided by the special terms and conditions.

41) Assurance

41.1 Both the contractor and employer should offer the assurance below in order to make sure to fulfill the contract: (1) The employer offers the assurance for the contractor and pay for the fee of the project according to the contract. (2) The contractor offers the assurance to the employer and fulfills the responsibility.

41.2 If one party Breach of Contract, the other can require the third party undertake the responsibility.

41.3 The content, ways and responsibility should be ruled in the special terms and conditions.

42) The patented technology and Special Technology

42.1 If the employer requests to have the patented technology and Special Technology, they should have the procedures and pay for the fee for apply for, also, they should get the agreement of engineer.

42.3 Unauthorized use of patented technology and the patent infringement will bear the legal liability and responsibility.

43) Cultural Relics and Obstacles Underground

43.1 If find barrow, ruins of ancient buildings, Cultural Relics and other valuables ,the employer should protect scene immediately and inform engineer in written form in 4 hours, the engineer should inform the Bureau of Cultural Relics in 24 hours, the employer take measures to protect the scene according to the request. And this make the delay should be prolonged the due time.

43.2 The obstacle underground should be informed engineer in written form in 8 hours in written forms and in the meantime get the solutions, the engineer should revise the schedule in 24 hours, and this makes the delay should be prolonged the due time.

44) The Termination of Contract

44.1 If the employer and the contractor agree with each other, the contract can be terminated.

44.2 If happens to the case No.26.4, and the contractor does not pay the fee for stopping over 56 days, the employer have right to terminate the contract.

44.3 If happens to the case No.38.2, the employer make all or some project subcontract, the employer have right to terminate the contract.

44.4 If happens to the case below, the employer has right to terminate the contract:

(1) The Force Majeure make the contract failed to fulfill

(2) The contract cannot be fulfilled due to default and breach of one party (including the employer causing the delay)

44.5 If one party want to terminate the contract according to NO.44.2 44.3 44.4, you need to inform the partner in written form in 7 days .If there is dispute about the contract , we deal with this according to No.37 .

44.6 While the contract is discharged, the contractor should make the protection and removal of the completed construction and bought material and equipment well, and pull engine equipment and workers out as required. The employer should supply the essential conditions to the contractor for pulling out, and pay for the cost and the completed construction according to the contract. The booked material and equipment should be canceled or discharged by the booking person. The payment which fails to get discharged or the cost for discharging the booking contract should be paid by the employer. The cost that comes from the delay of returning the goods should be taken the responsible party. Besides, the mistaken party should pay for the cost caused by the discharging the contract.

44.7 The termination of contract does not influence the validity about the liquidation.

45) The taking effect and termination of the contract

45.1 Both parties set reasonable ways for the contract to taken effect.

45.2 Except for No.34, the employer and the contractor undertake all the obligations of contract, after finishing the project and paying for all the fees, the contract terminated.

45.3 Please observe principle of honesty and fulfill the obligation of help and confidentiality after the termination of contract

46) Quantity of Contract

46.1 There are 2 contracts, and they have the same legal effect of law.

46.2 The quantity of duplicated ones is determined by the request of both parties.

47. Supplemental Terms

Both parties can make reification and modification about the contract according to the law, administrative regulations and specify in the special terms and conditions on agreement.

Part Three
Special Terms and Conditions

Definition of terms and contract documents

2) Contract documents and Explanation order for the contract documents

The composing and order of contract documents: executing article 2 of General Terms

3) Languages and applicable Laws, standard and criterions.

3.1 The available languages are not only Chinese but also ________ language.

3.2 Applicable laws and regulations

Laws and administrative regulations should be expressed. There are “Contract Law of the People’s Republic of China”, “Law of the people’s republic of china on bid invitation and bidding”, “CONSTRUCTION LAW OF THE PEOPLES REPUBLIC OF CHINA”, ”Regulations on Administration of the Quality of Construction Projects”, “Interim measure of the settlement of accounts” (Construction documents [2004]No.369) and the relevant state provisions.

3.3 Make use of applicable standards and criterion

The name of applicable criterions: “Unified standard for constructional quality acceptance of building engineering” (GB50300-2001) and other relevant regulations of professional acceptance of quality, and also according to standards of a local government.

The contractor provides the standard and formal time: _______________

There is no relevant standard and formal time at home: ______________

The general rights and obligations of both sides

5) Engineer

5.2 The engineer who is appointed by surveillance unit

Name: Position: Director

The duties appointed by employer: executing the surveillance contract or to grant authority according to appointed Proxy

The authorities should be executed when they are confirmed by employer: the engineering order of starting of restarting the project, stop-work order, economic vise, claim vise and other authorities not appointed in the authorization.

5.3 The engineer stationed by employer.

Name: Jiangde Yu                      Position: Director
Authority: full-fledged member

5.6 Executing no authorities of supervision and engineer: _______________

7) Project Manager

Name: Yuanwei Cheng Position: Project Manager

8) Employer’s job

8.1 Contractor should complete the project according to appointed time and claims.

(1) The construction sites are required conditions of execution and the completed time: There are “three supplies and one leveling” (supply of water, electricity and road and leveled), that is to say the sites are filled all requirements for construction.

(2) The time, address and supply request for linking the water, electric and communications to the work sites. Linking public pipeline of water, electric to work sites within 7 days before the project started. They should within the central building of 50m. The contractor should guarantee the Joins according to the design.

(3) Time and requirements of work sites and cut-over of public roads. When he has filled all requirements, contractor should provide temporary construction sites and assumed for the losses.

(4) The supply time of engineering geology and data of underground pipelines. Employer should provide a copy of it to contractor in written before construction start. He also should be responsible for its accuracy and authenticity.

(5) The name and complete time of job implementation certification and approved documents which are transacted by employer. Providing a copy of notification of award, Construction Works Planning Permit to the employer.

(6) The inspection requirements of leveling points and control-point coordinate. Providing written formal 5 days before starting and field acceptance test (field acceptance test by Planning and Zoning).

(7) Drawing inspection and time of design clarification: 10 days before project

(8) Coordinating the underground pipelines, neighboring constructions and structures (includes protection of historical relics) and protection of old tree and famous wood species: They are executed according to the 8th of article 8.1 of General Terms.

(9) Other jobs should be completed by the employer. That is coordinating the jobs of every aspect.

8.2 The job of contractor should be completed what is appointed by employer: ________________

9) Contractor’s job

9.1 Contractor should complete the following tasks according to appointed time and requirements.

(1) The time of submission of design should be provided by the Contractor who is filled with good design qualifications and trade confirmation.

(2) The name and time of planning and report. Providing 2 copies of planning and materials report on the 20th of every month, and one copy should be returned when signed by employer.

(3) Be responsible for construction safety and a non-night light: according to the 3rd of article 9.1 of General Terms.

(4) The requirements of office and houses: Providing the supervisor an office

(5) Some procedures of work sites traffic, sanitation and noise management should be transacted by the contractor. According to the 5th of article 9.1 of General Terms

(6) The special requirements for completed project and fee assumption: If the employer uses it in advance or asks for special protection, the cost should be assumed by employer according to General Terms.

(7) The protection of underground pipelines, neighboring constructions and structures (includes protection of historical relics), old tree and famous wood species and fee assumption.

The employer should provide the graph of underground pipelines, floor plan of neighboring constructions and base plan according to the General Terms. The protection methods should be confirmed by both sides. And the cost will be assumed by the employer.

(8) The sanitary requirements of work sites: They are according to the 8th of article 9.1 of General Terms.

(9) The other jobs for the contractor appointed by the both sides.

Planning and programming of project construction and construction period

10) Planning

10.1 The contractor provides construction management plan and time of Planning. Within 20 days when the drawing inspection was completed.

The time for the engineer confirmation: within 7 days when it is arrived, the time limit for making response is not met, the application should be regarded as confirmed.

10.2 Requirements on Planning of project complex:

13) Delayed schedule

13.1 Other situations on delayed schedule appointed by the both sides: delayed schedule according to General Terms.

Quality and Inspection

17) Concealed works and intermediate inspection

17.1 The part of appointed intermediate inspection: except according to regulations of Weihai Quality department, the employer and supervising engineer have rights to inspect any part of the project according to the2.2th of article 17.1 of General Terms.

19) Test run

19.5 Pick up the tab for test run: according to article 19 of General Conditions

Constructing Safety

According to article 20, 21, 22.

Contract Price and Payment

23) Contract Price and adjustment

23.2 The Contract Price is confirmed according to the method of (2)

(1) Adopting the fixed Contract Price, the risk of it includes:

 The computational method of risk charge:

The adjustment method of Contract Price out of the risk scope:

(2) Adopting adjustable Price Contract and the adjustment method of Contract Price:

(1) According to the principle of budget settlement of Drawings. The settle basis: as-build drawing, relevant changes, field visas, construction management plan, technology authorization and Minutes of Meeting. The following documents are referenced: “Consumption of fixed construction in Shandong Province 2003”, “Consumption of installation works in Shandong Province 2003”, edition 2006 of “The installation costs and calculation rules in Shandong Province” and relevant documents of Shandong Province and Weihai City.

(2) The norm unit price of one person per M/D is 32 Yuan per M/D of civil engineering, installation and decoration. If there is scattered workers are needed, the visa should be signed by both sides and the integrated price is 50Yuan per M/D.

(3) The price of adjustable materials is appointed in the regulations, the contractor should inform the price to employer. The employer should confirmed it within 7 days, if not, it will be read as an agreement.

(4) Within the limit of turnkey job, the buyer should be appointed by the employer. The project which is constructed by professional construction team is regarded as specialist subcontracting. The subcontract project is according to a fixed settlement and added into directly fee, the total contractor should not charge the implementation fee. If the subcontractor signed the agreement of integration unit price, the 2% of implementation fee should be paid. Before taking interests, it should be settled according to subcontract construction.

(5) The measure cost and regulations fee should be paid according to relevant documents.

(3) Adopting cost plus fee contract, there are some engagements about cost and fee:

23.3 The other adjustable factors of appointed contract price:

23.3.1 Adjusting the design change, filed visa and working contact list according to the actual situations.

23.3.2 The settlement is accounted according to time period, and the time node is divided into 3 times, they are calculated as follows:

(1) The first time: from the start time of Construction Permit to +0.000
(2) The second time: from +0.000 till the main structure has been finished
(3) The third time: from the main structure finished till the total construction has been finished
(4) The contractor should settled it according to the above nodes and divided into 3 times, the total section settled at last. The price of factor price should be paid according to above nodes.

24) Advance payment for the project

The time and amounts of advance payment for project percentage of the total amount of contract price:

The time and percentage of project funds rebate:

25) The confirmation of work amount

25.1 The provided time of the report on work amount this is supplied by contractor to engineer. Providing the report on work amount the 23rd per month, a copy should be back when employer signed them.

26) The payment of project funds (progress payment)

The time and method of the appointed payment of project funds (progress payment):

After the completion of 4 floors on the ground, contractor should provide the finished work amount and cost. Employer should complete the appraisal within 14 days and pay 35% of work amount. Contractor should provide the finished work amount of that month on the 23rd of per month. The employer should inspect them within 7 days. The payment of 70% of the work amount of the very month and 5% of 2 floors underground and 4 floors on the ground should be paid by contractor within 7 days after the inspection. The 85% of the total payment should be paid when the construction was completed. The 95% of engineering final accounts will be paid within 28 days. The balance will be regarded as the margin and will be paid within 2 years from the date of completion of the construction. Other situations should solute according to the General Terms. Employer should ensure that 75% of cost of labor will be paid before the Spring festival of 2010.

Supply of equipment and materials

27) Supplied by employer

27.4 If the equipment and materials supplied by employer are not same as the list, the responsibility of both sides are as following:

(1) The unit price is not same as the list: it should be resolved according to1st of article 27.4 of the General Terms.

(2) The varieties, size, model and quality are not same as the list: it should be resolved according to the 2nd of article 27.4 of the General Terms.

(3) The materials that the contractor has rights to make up a prescription: it should be resolved according to the 3rd of article 27.4 of the General Terms.

(4) The arrived address is not same as the list: it should be resolved according to the 4th of article 27.4 of the General Terms.

(5) The amount of supply is not same as the list: it should be resolved according to the 5th of article 27.4 of the General Terms.

(6) The arrived time is not same as the list: it should be resolved according to the 6th of article 27.4 of the General Terms.

27.6 The settled methods of equipment and materials should be provided by the contractor. It should be resolved according to the relevant city’s regulations.

28) Supplied by contractor

28.1 The appointments of equipment and materials which are supplied by the contractor. When the materials are bought by the contractor, the construction materials should meet the National construction standard. The materials that the price are adjustable, the contractor should purchase by inviting bid on the conditions of the same payment term with employer. The producer, brand and price should be confirmed by the employer. The employer has rights to prohibited for use when it isn’t confirmed by the employer. The price of materials should be confirmed within 7 days when the contractor provided the visa of price of materials. If there is no confirmation and suggestions are provided, it will be read as an agreement.

Engineer Change

According to article 29, 30, 31, the Engineer change should be settled every month or put forward and hand in.

Inspection of Completion and Settlement

The Inspection of Completion is executed according to General Terms.

The contractor should make and provide the final settlement documents to the employer within 56 days when the construction was completed. The contractor should delegate the approving budget department to audit it when the contractor received the settlement documents. The audit should be completed within 90 days. If they impede the audit and cause the prolongation, it will be regarded as an agreement. They are settled by stages according to above regulations. The other situations should be resolved according to General Terms.

32) Inspection of completion

32.1 The appointment of providing as-build drawing: Providing one copy with one month. If no inspection materials was provided by the contractor, part A has rights to refuse pay the project funds. If the payment is overdue, one day’s last fee is 1‰ of the total contract sum.

32.6 The scope and complete time of interim completion construction: an execution clause

Default, Claim and Disputes

35) Default

35.1 The responsibility for default of employer as following:

If the employer breaches of contract that he should accept responsibility according to article 24 of General Terms: an execution clause

If the employer breaches of contract that he should accept responsibility according to article 26.4 of General Terms. The responsibility as following: If within 2 months, it will be calculated according to the interest payment. If more than 2 months, it will be calculated according to 120% of the interests payment. The losses will be assumed by the employer.

If the employer breaches of contract that he should accept responsibility according to article 33.3 of General Terms. The responsibility as following: If within 2 months, it will be calculated according to the interest payment. If more than 2 months, it will be calculated according to 120% of the interests payment. The losses will be assumed by the employer.

Any other responsibilities of breach the contract      -----

35.2 The responsibility of breach the contract of contractor is appointed in the contract.

If the contractor breaches of contract that he should accept responsibility according to article 14.2 of General Terms: If there is the possibility to accomplish the project one day ahead or one day delayed, the reward or penalty for everyday is one ten-thousandth of the total project funds. Award and punishment approaches of stage control points are ahead or delayed one day. The award and punishment of everyday is one ten-thousandth of the total project funds, and executing according to progress payment.

If the contractor breaches of contract that he should accept responsibility according to article 15.1 of General Terms: The contractor should carry out construction strictly in accordance with design drawing, state regulations and reasonable requirements of employer. The economic losses should be assumed by contractor if the losses are caused of quality of project. What’s more, the contractor should pay the late fee to employer. The amount of late fee is 50% of the economic losses.

Any other responsibilities of breach the contract      -----

37) Contention

37.1 If there are contentions during the performance of contract, the both sides appointed as follows:

(1) Providing conciliation by

(2) Adopting the 2nd solution methods and arbitrating to  ------ committee applies for the arbitration lawfully or to institute legal proceedings in the Intermediate people’s court of Weihai city.

Others

38) Subcontract engineering

38.1 The subcontract engineering which is permitted by employer: If no permission in written is provided by employer, the contractor has no rights to subcontract the construction. Subcontract units are:     ------

39) Force Majeure

39.1 Some appointments of Force Majeure: Ms 6 or over earthquake, execution of main structure in the conditions of Ms 6 gale lasting more than one days or execution of other structures in the conditions of Ms 8 gale lasting more than one days, more than 200mm precipitation in the conditions of heavy rain and snow lasting more than one days. Others executed according to the General Terms.

40) Insurance

40.6 The contents of Insurance are appointed as follows:

(1)	The contents of Insurance of the employer: --------
The Insurance projects that the employer delegates to the contractor. -----

(2)	The contents of Insurance of the contractor: executing the article 40.4 of General Terms

41) Assurance

41.3 The assurance projects appointed by the both sides are as follows:

(1) The employer provides performance of contract Insurance. The methods of assurance are: . Assurance contract will be regarded as the attachment of the contract.

(2) The contractor provides performance of contract Insurance. The methods of assurance are: . Assurance contract will be regarded as the attachment of the contract.

(3) Any other assurance projects: ---

46) The copies of contract

46.1 The appointed copies of the contract. 6 copies and giving each 3 copies

47) Supplementary Items

47.1. The foundation and waterproof professional separately project, the employer may make the professional separately contract according to actual conditions according, and the employer takes the responsibility to fully manage the project.

47.2. The project which is contracted separately by employer, the construction workers must have matching qualifications and ability. The contractor takes the responsibility to coordinate the construction rate and construction quality. The contractor takes the responsibility to the epibolic project. The overhead expenses are discussed.

47.3. The visa and technical information should be verified by the employer in 28 days and get the acknowledgement. What is out of time to be verified or come up with any suggestions means it is accepted by the employer.

47.4. The contractor should take the responsibility to collect the technical information of the epibolic project, ensure the middle check and completed check.

47.5. The concrete which is made in the major project is commercial concrete.

47.6. The material and equipment supplied by the employer, the contractor should offer the material supply plan in 30 days before constructing. The employer should provide the material as the plan, not to return the overcharge and demand payment of the shortage. At the time of settling accounts, the over 5% part of the overcharge return according to the price multiply 110% to the Party A, the shortage returns to the Party B.

47.7 If there are uncomplicated work after inspections of completion, the employer has right to request them finish project in due time and pay for that.

47.8 The employer must pay for the workers unconditional priority, if labor dispute leads to the strike, and after investigating, that is the contractor’s obligations, they must pay 50,000 RMB to employer every time, and the default fee can be deducted from the project fee. And this may cause delaying should not be prolonged.

47.9 The contractor can not subcontract the project to others without the agreement of employer, and employer has right to terminate the contract (the loss will be undertaken by the contractor) and charge 5% of the project fee as punishment.

47.10 If the employer has difficulty in paying, building materials can offset and both parties can use supplement to negotiate.

47.11 Unless the employer can not afford the project fee, the contractor should not stop working, or the contractor must pay at 5% of the project expense as default fee, the employer can make the fee offset.

47.12 The employer sends out the workers who have worked in Bao Gang Company for 5 years. And the project manager also the technical leader must have experience for 10 years, such requests must have certifications unless the contractor have the right to replace.

47.13 The employer must make filing procedures in time when the contract has been signed in 2 months. If this is over inspection period, Party A have the right to cancel the contract and charge Party B 100,000. The contractor must undertake the default responsibility due to the lack of procedure and cause delaying.

Attachment 1

The Contractor Contracting Items Sheet

Construction name	Scale	Area	Structure	Levels	Span	Content	Cost	Starting date	Completion date
Longhai International Mansion		60 thousand	Frame				About 70 million

Attachment 2

The Employer Supplying Material and Equipment Sheet

ID	Kind	Type	Unit	Amount	Price	Levels of Quality	Supply Time	Service Address	Remark
				According to the Employer material plan sheet		According to Design, requisition and the Employer material plan sheet	According to the Employer material plan sheet	Employer Factory or Working-yard

Attachment 3
Quality Guarantee Contract of Housing Construction Project

Employers (full name):	Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd.
Contractor (full name):	Shanghai Baogang Construction Engineering Corporation (Group)

In order to guarantee Longhai International Project (Construction Name) to use normally in useful life, the Employers and Contractor sign the Quality Guarantee Contract through the consultation. The Contractor takes the responsibility of quality in quality guarantee time according to the relational regulations and the agreement of both parties.

No. 1 Range and Content of Quality Guarantee Contract

The range of quality guarantee includes the foundation project, major structure project, waterproof project and other appointed construction, as well as electric wire project, water pipe project and heating project. The detailed quality guarantee is appointed by the both parties as follows: In the project range of the construction and installation project of the contractor. The epiboly project is out of the range.

No.2 Quality Guarantee Period

The Quality Guarantee Period is counted since the construction is completed. The monomial completed project should count the quality guarantee period separately.

According to the relational national regulations, considering the detailed project, the both parties agree the quality guarantee time as follows:

1.	The construction is designing service life years, and the waterproof project is 5 years.
2.	The electric wire project and the water pipe project are 2 years.
3.	The heating project is 2 period.
4.	The public construction of open-air sewers project and Interior roads are --- years.
5.	Other agreement : ----------

No.3 Responsibility of Quality Guarantee

1. The items of guarantee range, the contractor should send for repairing in 7 days after receiving repairing message. If the contractor did not send for repairing in appointed period, the employer may ask for others to repair, and the repair cost deducts from the quality guarantee funds.

2. Urgent first-aid repairing accident. The contractor should send for repairing at once after receiving the accident message. The accident which is not the quality from the contractor, the cost should be paid by the employer.

3. In the reasonable useful period of the national regulations, the contractor should ensure the quality of foundation project and major structure project. The contractor should take the responsibility to pay for the injury of the person or property in the reasonable useful period of the construction because of the contractor.

No.4 Payment of Quality Guarantee Funds

The appointed quality guarantee funds of the construction are 5% of the contract.

The both parties come to an agreement that the quality guarantee funds which the contractor pays to the employer is -------------------- (in capital). The interest rate of bank of the quality guarantee funds is -----------.

No.5 Returning of Quality Guarantee Funds

In 2 years since the construction is completed.

No.6 Others

Other appointed quality guarantee items :------------.

The Quality Guarantee Contract as the appendix of the construction contract should be signed by both contractor and employer.